AUBURN NATIONAL
BANCORPORATION,
INC AND SUBSIDIARIES
EXHIBIT 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following summarizes the terms of certain securities of Auburn National Bancorporation,
Inc., a Delaware corporation
(the “Company”). The Company’s
common stock is registered under Section 12(b) of the Securities Exchange Act of 1934,
as amended (the “Exchange Act”). The following summary does not purport to be complete and is qualified in its entirety
by reference to the Company’s Certificate of
Incorporation (as amended, the “Charter”) and Amended and
Restated Bylaws
(as amended, the “Bylaws”), each previously filed with the U.S. Securities and
Exchange Commission, as well as reference
to federal and state banking laws and regulations and the Delaware General
Corporations Law (the “DGCL”).
Authorized Capital
The Company’s authorized
capital stock consists of 8,500,000 shares of common stock, $.01 par value per share
and
200,000 shares of preferred stock, $.01 par value per share.
Common Stock
Voting
Rights.
Each holder of common stock is entitled to one vote for each share held on all matters on which our
shareholders are entitled to vote. Directors are elected by a majority vote, and no shareholder has the right to cumulative
voting with respect to the election of directors.
Dividend Rights.
Subject to the prior rights of holders of any then-outstanding shares of preferred stock, each share of
common stock has equal rights to participate in dividends when, as and if declared by the board of directors out of funds
legally available therefor.
Liquidation Rights.
Subject to the prior rights of creditors and the satisfaction of any liquidation preference granted to the
holders of any outstanding shares of preferred stock, if any, in the event of a liquidation, the holders of common stock will be entitled to share ratably in any assets remaining after payment of all debts and other liabilities.
Other.
Holders of common stock have no redemption or subscription,
conversion or preemptive rights.
Exchange and Trading Symbol.
The common stock is listed for trading on the NASDAQ Global Market under the symbol
“AUBN.”
Transfer Agent and Registrar.
The transfer agent and registrar for the common stock is Computershare Investor
Services
LLC.
Preferred Stock
Shares of preferred stock may be issued for any purpose and in any manner permitted by law, in
one or more distinctly
designated series, including as a dividend or for such consideration as the board of directors may determine by resolution or
resolutions adopted from time to time. The board of directors is expressly authorized to fix and state, by resolution or
resolutions adopted from time to time prior to the issuance of any shares of a particular series of preferred stock, the
designations, voting powers (if any), preferences, and relative, participating, optional or other special rights, and
qualifications, limitations or restrictions thereof. The rights of the holders of the common stock will generally be subject to
the rights of the holders of any existing outstanding shares of preferred stock with respect to dividends, liquidation
preferences and other matters.
As of the date hereof, the Company has no shares of preferred stock designated or outstanding.

Anti-takeover Effects
Certain provisions of the Charter and Bylaws could make a merger, tender offer or proxy contest more difficult,
even if
such events were perceived by many of shareholders as beneficial to their interests. These provisions include (1) requiring,
under certain circumstances, that a “Business Combination” (as defined in the Charter) be approved by (i) holders of at
least 80% of the outstanding shares entitled to vote, and (ii) by a majority of shares held by persons other than “Related
Persons” (as defined in the Charter), (2) prohibiting shareholders from removing directors without cause, and, in order to
remove a director for cause, requiring approval of (i) at least 80% of the outstanding shares entitled to vote and (ii) a
majority of shares held by persons other than “Related Persons,” (3) advance notice for nominations of directors and
shareholders’ proposals, and (4) authority to issue “blank check” preferred stock with such designations, rights and
preferences as may be determined from time to time by the board of directors. In addition, as a Delaware corporation, the
Company is subject to Section 203 of the Delaware General Corporation
Law which, in general, prevents an “interested
shareholder,” defined generally as a person
owning 15% or more of a corporation’s
outstanding voting stock, from
engaging in a business combination with the corporation for three years following the date that person became an interested
shareholder unless certain specified conditions are satisfied.
Restrictions on Ownership
The ability of a third party to acquire the Company is limited under applicable U.S. banking laws and regulations. The
Bank Holding Company Act, or BHC Act, requires any bank holding company to obtain Federal Reserve approval prior to
acquiring, directly or indirectly,
5% or more of any class of voting securities of the bank holding company.
Any “company”
(as defined in the BHC Act) other than a bank holding company would be required to obtain Federal Reserve approval
before acquiring “control” of a bank holding company.
“Control” generally means (i) the ownership or control of 25% or more of a class of voting securities, (ii) the ability to elect a majority of the directors or
(iii) the ability otherwise to exercise
a controlling influence over management and policies. A holder of 25% or more of the outstanding common stock of a bank
holding company, other
than an individual, is subject to regulation and supervision as a bank holding company under the
BHC Act. On January 30, 2020, the Federal Reserve adopted new rules, effective
September 30, 2020 simplifying
determinations of control of banking organizations for BHC
Act purposes.
In addition, under the Change in Bank Control Act of 1978, as amended, and the Federal Reserve’s regulations
thereunder,
any person, either individually or acting through or in concert with one or more persons, is required to provide notice to the
Federal Reserve prior to acquiring, directly or indirectly,
10% or more of the outstanding voting securities of a bank
holding company,
and receive nonobjection from the Federal Reserve.